Exhibit 99.1

NEWS RELEASE

United States District Court for the Western District

of Michigan issues decision in Phase I of Kalamazoo River Case

Duluth, Ga., September 27, 2013 – Yesterday, the United States District Court for the Western District of Michigan issued its post-trial decision in Phase I of the litigation in Georgia-Pacific Consumer Products LP, et al. v. NCR Corporation, et al., No. 1:11-CV-483 (W.D. Mich.), relating to CERCLA liability at the Kalamazoo River Site (the “Site”). The Court found that NCR is liable as an arranger under Section 107(a)(3) of CERCLA for sales of PCB-containing carbonless copy paper (“CCP”) broke, at least as of March 1969. PCB-containing CCP was produced from approximately 1954 to April 1971. NCR is one of a number of Potentially Responsible Parties at the Site. The Court did not determine NCR’s share of the overall liability or how NCR’s liability relates to the liability of other liable or potentially liable parties at the Site. If NCR were to be found liable for any costs with respect to the Kalamazoo River, it would have claims against Appleton Papers Inc. (now known as Appvion, Inc.) and B.A.T Industries p.l.c. under a 1998 cost sharing agreement and associated arbitration award and judgment.

NCR respectfully disagrees with the Court’s conclusion. NCR believes that the decision of the United States District Court for the Eastern District of Wisconsin, in Appleton Papers Inc. v. George A. Whiting Paper Co., No. 08-C-16 (E.D. Wis.), properly concluded that sales of CCP broke were sales of a useful product and not an arrangement to dispose of a hazardous material under CERCLA.

NCR is evaluating the opinion and is considering its legal options.

About NCR Corporation

NCR Corporation (NYSE: NCR) is the global leader in consumer transaction technologies, turning everyday interactions with businesses into exceptional experiences. With its software, hardware, and portfolio of services, NCR enables more than 300 million transactions daily across the financial, retail, hospitality, travel, telecom and technology industries. NCR solutions run the everyday transactions that make your life easier.

NCR is headquartered in Duluth, Georgia with over 26,000 employees and does business in 180 countries. NCR is a trademark of NCR Corporation in the United States and other countries. The company encourages investors to visit its web site which is updated regularly with financial and other important information about NCR.

Web site: www.ncr.com

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Source: NCR Corporation

Media Contact

Kevin Ruane

NCR Corporation

212.589.8553

kevin.ruane@ncr.com